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EXHIBIT 15.1

AWARENESS LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MidAmerican Energy Company
Des Moines, Iowa

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited consolidated interim financial information of MidAmerican Energy Company and subsidiary for the three-month periods ended March 31, 2006 and 2005, and have issued our report dated May 4, 2006. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Des Moines, Iowa
May 16, 2006